Filed Pursuant to Rule 424(b)(5)

Registration No. 333-160242

Prospectus Supplement

August 18, 2009

(To Prospectus Dated August 6, 2009)

11,150,000 SHARES

COMMON STOCK

This is a public offering of common stock of Allied Nevada Gold Corp. We are offering 11,150,000 shares of our common stock. Our outstanding common stock is traded on the NYSE Amex LLC and on the Toronto Stock Exchange under the symbol “ANV.” On August 17, 2009, the closing price for our common stock was $8.34 per share on the NYSE Amex LLC and Cdn$9.25 per share on the Toronto Stock Exchange.

The offering price of the common stock will be payable in Canadian dollars. All of the proceeds of this offering will be paid to us by the underwriters in Canadian dollars.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement and “Risk Factors ” beginning on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price	Cdn$	9.00	Cdn$	100,350,000
Underwriting commissions	Cdn$	0.45	Cdn$	5,017,500
Proceeds, before expenses to Allied Nevada Gold Corp.	Cdn$	8.55	Cdn$	95,332,500

The shares are being offered on a bought deal basis by GMP Securities L.P., Genuity Capital Markets, Cormark Securities Inc., Dundee Securities Corporation and RBC Dominion Securities Inc.

We expect that delivery of the shares of common stock will be made on or about August 31, 2009.

GMP SECURITIES L.P.	GENUITY CAPITAL MARKETS

CORMARK SECURITIES INC.

DUNDEE SECURITIES CORPORATION	RBC DOMINION SECURITIES INC

The date of this prospectus is August 18, 2009

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement provides specific details regarding this offering, and is deemed to be incorporated by reference into the accompanying base prospectus solely for the purpose of this offering. The accompanying base prospectus provides general information about us, our common stock and certain other securities we may offer from time to time. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference herein, you should rely on this prospectus supplement.

Before purchasing any securities, you should carefully read both the accompanying prospectus and this prospectus supplement, together with the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

When used in this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “Allied,” “Allied Nevada” and “the Company” refer to Allied Nevada Gold Corp, a Delaware corporation, and its subsidiaries (unless the context indicates another meaning).

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement and the accompanying prospectus supplement refer to United States dollars. References to “Cdn$” in this prospectus supplement and the accompanying prospectus refer to Canadian dollars.

The noon rate of exchange on August 17, 2009, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, was Cdn$1.00 equals $0.9026. We used this exchange rate for certain calculations in this prospectus supplement under “Dilution” and “Risk Factors,” that include conversion of Canadian dollar amounts to United States dollars.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

In addition to historical information, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and in the accompanying prospectus and the documents incorporated by reference that address activities, events or developments that management of Allied Nevada expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths, expansion and growth of our business, plans for reactivation of the Hycroft Mine, including anticipated scheduling and production estimates, as well as estimated capital and other costs, technical risks associated with the Hycroft reactivation project, the availability of outside contractors, results of the exploration drilling programs at Hycroft, current estimates of gold oxide mineralized material, potential for upgrading and expanding oxide gold mineralized material and extension of life of the oxide project, results of evaluation of underlying sulfide mineralization at Hycroft, future gold prices, availability and timing of capital, anticipated cash flows, estimated completion dates, estimated exploration expenditures, operations, proven or probable reserves, mineralized material, current working capital, and cash operating costs. The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “target,” “budget,” “may,” “schedule” and similar words or expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on our current expectations. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•	risks related to our limited operating history;

•	risks relating to the reactivation and operation of the Hycroft Mine, including:

•	uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	risks of shortages of equipment or supplies; and

•	risks of inability to achieve anticipated production volume or manage cost increases;

•	risks that our acquisition, exploration and evaluation activities will not be commercially successful;

•	risks relating to fluctuations in the price of gold;

•	the inherently hazardous nature of mining activities;

•	uncertainties concerning estimates of reserves and mineralized material;

•	uncertainty of being able to raise additional capital on favorable terms or at all;

•	risks relating to intense competition within the mining industry;

•	our dependence on outside sources to place mineral properties into production;

•	potential effects on our operations of U.S. federal and state governmental regulation, including environmental regulation and permitting requirements;

•	risks of significant cost increases;

•	uncertainties concerning availability of equipment and supplies;

•	risks relating to our dependence on third parties that are responsible for exploration and development on some of our properties;

•	risks that we may lose key personnel or fail to attract and retain personnel;

•	risks that we may experience difficulty in managing our growth;

•	potential challenges to title in our mineral properties;

•	risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval; and

•	risks related to the heap leaching process, including but not limited to gold recovery rates, gold extraction rates, and the grades of ore placed on our leach pads.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements, please see those factors discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that our forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, including our historical consolidated financial statements and the notes to those financial statements in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, together with the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation by Reference.” You should also carefully consider the matters discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our most recently filed annual report on Form 10-K, which is incorporated by reference in this prospectus supplement.

ALLIED NEVADA GOLD CORP.

Allied Nevada is a gold mining company that operates the Hycroft Mine and has a large number of prospective exploration claims in the State of Nevada. We believe, based on our current life of mine plans, that the Hycroft Mine will produce approximately 80,000-87,000 ounces of gold in 2009. These plans indicate that the Hycroft Mine should produce gold from the proven and probable ore reserves at an annualized production rate of 90,000 ounces of gold for approximately seven years. At the Hycroft Mine, we will focus our exploration efforts in 2009 on identifying additional oxide ore reserves that can extend the mine life and continuing to assess the economic potential of the sulfide mineralization that has been identified. In addition to the Hycroft Mine, we have six properties which have reported other mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

Allied Nevada Gold Corp. was incorporated under the laws of Delaware on September 14, 2006. Until May 10, 2007, we were a wholly-owned subsidiary of Vista Gold Corp. (“Vista”), a corporation incorporated under the laws of the Yukon Territory, Canada. We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets, along with cash, and the transfer to us by Carl Pescio and Janet Pescio (the “Pescios”) of their interests in certain Nevada mining properties and related assets. These transfers to us were made in exchange for shares of our common stock and cash. Before the arrangement agreement transactions were completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista.

In September 2007, our Board of Directors approved the re-opening of the Hycroft Mine (“Hycroft Development Program”). The Hycroft Development Program involved re-opening the Hycroft Open Pit Mine which had been placed on a care and maintenance program, due to low gold prices, since 1998. The first gold pour at the Hycroft Mine occurred on December 7, 2008. We officially reopened the Hycroft Mine on June, 17, 2009. We completed our third full quarter of mining operations at the Hycroft Mine on June 30, 2009.

Our executive offices are located at 9600 Prototype Court, Reno, NV 89521 and our phone number is (775) 358-4455.

THE OFFERING

Issuer	Allied Nevada Gold Corp.

Common Stock offered	11,150,000 shares.

Issue Price	Cdn$9.00 per share.

Common Stock outstanding after this offering	72,534,174 shares of common stock, based on the number of shares outstanding on August 17, 2009.

Use of Proceeds	The net proceeds of this offering will be approximately Cdn$93,732,500 after deducting underwriting commissions and estimated expenses of this offering payable by us. We intend to use the net proceeds of the offering for exploration and general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

NYSE Amex and Toronto Stock Exchange symbol	ANV.

Risk Factors	An investment in our common stock involves significant risks. Before making a decision to buy common stock, you should carefully consider the matters discussed under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and in our annual report on Form 10-K for the fiscal year ended December 31, 2008.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2008, before deciding to invest in our common stock.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement. See “Forward-Looking Statements” in this prospectus supplement.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them.

Our management has broad discretion over the use of the net proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific purpose, investment or transaction, you cannot determine the value or propriety of our management’s application of the proceeds on our behalf. See “Use of Proceeds” in this prospectus supplement for a more detailed description of how management currently plans to apply the proceeds of this offering.

Purchasers in this offering will experience immediate dilution.

We anticipate that the public offering price of the shares will be substantially higher than the net tangible book value per share of our common stock after the offering. As a result, based on a public offering price of Cdn$9.00, you would incur immediate dilution of approximately Cdn$6.17 in net tangible book value for each share included in the shares you purchase. If currently outstanding options to purchase common stock are exercised, your investment will be further diluted.

Our common stock has a limited trading history and the market price of our shares may fluctuate widely.

Our common stock began trading in May 2007 and there can be no assurance that an active trading market for our common stock will be sustained in the future. We cannot predict the prices at which our common stock may trade. The market price of the common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including, but not limited to: fluctuations in the price of gold; announcements by us or competitors of significant acquisitions or dispositions; and overall market fluctuations and general economic conditions. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Investors may be unable to accurately value our common stock.

Investors often value companies based on the stock prices and results of operations of other comparable companies. Currently, we do not believe another public gold exploration company exists that is directly comparable to our size and scale. Further, the Pescios’ assets had previously been privately held. Prospective investors, therefore, have limited historical information about certain of the properties held by Allied Nevada upon which to base an evaluation of our performance and prospects and an investment in our common stock. As such, investors may find it difficult to accurately value our common stock.

Future sales of our common stock in the public or private markets could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict the effect, if any, that future sales of our common stock, or the availability of our shares for future sale, will have on the trading price of our common stock.

Allied Nevada may be considered a “foreign investment entity” which may have adverse Canadian tax consequences for Canadian investors.

Under legislation contained in former Bill C-10, amendments to the Income Tax Act (Canada) (the “Tax Act”) were proposed by the Minister of Finance (Canada) regarding the taxation of certain interests in non-Canadian entities that are “foreign investment entities” (the “FIE Proposals”), to be generally applicable for taxation years commencing after 2006. Parliament was dissolved on September 7, 2008, before the FIE Proposals were enacted.

As part of the January 27, 2009 Federal Budget, the Minister of Finance (Canada) announced that the government would be reviewing the FIE Proposals and submissions made to the government thereon before proceeding with any amendments regarding the taxation of “foreign investment entities”. There can be no assurance that the FIE Proposals will ultimately be enacted in the form set out in Bill C-10, or at all.

In the event that the FIE Proposals are enacted as last proposed and do apply to the shares of common stock of the Company, a Canadian investor may be required to include in income under the Tax Act for each taxation year an amount of income or gains computed in accordance with the FIE Proposals, regardless of whether or not the Canadian investor actually receives any income or realizes any gains relating to such common shares.

The FIE Proposals are complex and have been subject to extensive commentary and amendment. Prospective Canadian investors should consult their own tax advisors regarding the potential application of the FIE Proposals in their particular circumstances. See also discussion below under the headings “Certain Canadian Federal Income Tax Considerations—Proposals Regarding Foreign Investment Entities”.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our Board of Directors retains the discretion to change this policy.

USE OF PROCEEDS

We estimate that the net proceeds we receive from the sale of the 11,150,000 shares offered by this prospectus supplement will be approximately Cdn$93,732,500, after deducting the underwriting commissions and the estimated expenses of this offering payable by us.

We expect to use the net proceeds from this offering for exploration and general corporate purposes. We intend to invest the funds that we do not immediately require in investment grade securities or short-term marketable securities.

DILUTION

Purchasers of shares in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of June 30, 2009 was approximately $97,358,000, or $1.62 per outstanding share of common stock. After giving effect to the sale of the shares pursuant to this offering, and the application of the net proceeds therefrom, at a public offering price of $8.12 per share (Cdn$9.00 per share), our net tangible book value as of June 30, 2009 would have been approximately $181,958,000, or $2.55 per share. This represents an immediate increase in net tangible book value of $0.93 per share (Cdn$1.04 per share) to existing stockholders and an immediate dilution of $5.57 per share (Cdn$6.17 per share) to purchasers in this offering. The following table illustrates this per share dilution:

Public offering price per share	$8.12	Cdn$	9.00
Net tangible book value per share as of June 30, 2009	$1.62	Cdn$	1.79
Adjusted net tangible book value per share after this offering	$2.55	Cdn$	2.83
Increase in net tangible book value per share attributable to this offering	$0.93	Cdn$	1.04
Dilution per share to purchasers in this offering	$5.57	Cdn$	6.17

All calculations indicating Canadian dollars were determined on the basis of United States dollar denominated financial statements and amounts and the result was converted into Canadian dollar amounts using the noon rate of exchange on August 17, 2009, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, which was Cdn$1.00 equals $0.9026.

PLAN OF DISTRIBUTION

Pursuant to an Underwriting Agreement dated as of the date hereof, among us and GMP Securities L.P., Genuity Capital Markets, Cormark Securities Inc., Dundee Securities Corporation and RBC Dominion Securities Inc. (collectively, the “Underwriters”), we have agreed to sell an aggregate of 11,150,000 shares of common stock to the Underwriters, and the Underwriters have severally (and not jointly or jointly and severally) agreed to purchase from us such common stock on the closing of the offering in the amount set forth opposite their respective names in the table below:

Underwriter	Number of Shares
GMP Securities L.P.	3,623,750
Genuity Capital Markets	3,623,750
Cormark Securities Inc.	2,230,000
Dundee Securities Corporation	836,250
RBC Dominion Securities Inc.	836,250

Total	11,150,000

The Underwriting Agreement provides that we will pay the Underwriters a commission of 5.0% (Cdn$0.45 per share) in consideration of the Underwriters’ services in connection with the offering. We have also agreed to pay the reasonable fees and disbursements of Underwriters’ legal counsel, up to a maximum of Cdn$125,000 (exclusive of GST and disbursements). We estimate that expenses for the offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting commissions, will be approximately Cdn$1,600,000.

The offering price and terms of the offering were established through negotiations between us and the Underwriters with consideration given to the trading prices of the common stock on the NYSE Amex LLC (“NYSE Amex”) and the Toronto Stock Exchange (“TSX”).

The TSX has conditionally approved the listing of the shares of common stock offered hereby. We have applied to list the shares of common stock offered hereby on the NYSE Amex. Listing will be subject to fulfillment of all the listing requirements of the TSX and NYSE Amex (in the case of the TSX, by November 6, 2009).

It is expected that delivery of the common stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will not be three business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their common stock prior to the closing date will be required, by virtue of the fact that the common stock will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of common stock who wish to trade their common stock prior to the closing date should consult their own advisors.

In the Underwriting Agreement, each of the Underwriters has severally agreed, subject to the terms and conditions set forth therein, to purchase all of the common stock offered hereby. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events, including, amongst other things, the occurrence of a material adverse change in our affairs. Under certain circumstances, the commitments of a non-defaulting Underwriter may be increased. The Underwriting Agreement also provides that the obligations of the Underwriters to purchase the common stock included in this offering are subject to approval of legal matters by counsel and other conditions.

The Underwriters propose to offer the common stock initially at the offering price on the cover page of this prospectus supplement. After a reasonable effort has been made to sell all of the common stock at the price specified, the Underwriters may subsequently reduce the selling price to investors, which selling price may be changed from time to time, to an amount not greater than the offering price specified on the cover page of this prospectus supplement, in order to sell any common stock that remains unsold. Any such reduction shall not affect the proceeds received by us.

Subscriptions for the common stock will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice.

The offering is being made concurrently in all of the provinces of Canada other than Quebec pursuant to the multi-jurisdictional disclosure system implemented by the United States and Canada. The common stock will be offered in Canada and the United States through the Underwriters either directly or, if applicable, through their respective registered broker-dealer affiliates. Subject to applicable law, the Underwriters may offer the common stock outside of Canada and the United States.

Under the Underwriting Agreement, we have agreed that, for a period 90 days following the closing date of the offering, we will not, directly or indirectly, without the prior written consent of GMP Securities L.P. and Genuity Capital Markets, on behalf of the Underwriters, issue or announce any offer, sale or other issuance of any common stock or other securities of the Company convertible or exercisable into common stock or agree to do so, other than (i) for purposes of directors’, officers’ or employee stock options, or other equity issuance or incentive plans in existence as of the date of the Underwriting Agreement or adopted by our Board of Directors, including employee stock purchase plan deductions, (ii) to satisfy other outstanding convertible securities or rights issued as of the date of the Underwriting Agreement or (iii) the issuance of securities in connection with property or share acquisitions.

The Underwriting Agreement also provides that we will indemnify the Underwriters and/or any of their respective affiliates, the respective directors, officers, employees and agents thereof and each person who controls any such Underwriter within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities and expenses including liabilities under the Securities Act and applicable Canadian securities legislation, or contribute to payments the Underwriters may be required to make in respect of those liabilities.

Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase our common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

Subject to the rules of the market place being traded on, in connection with the offering, the Underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in the offering, and purchasing common stock on the open market to cover positions created by short sales. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the Underwriters create a short position, they will purchase common stock in the open market to cover the position.

The Underwriters have advised us that, pursuant to Regulation M of the Securities Act, and applicable Canadian securities laws, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the Underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the Underwriters that sold those shares of common stock as part of this offering to repay the underwriting commission received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the Underwriters commence these activities, they may discontinue them at any time. The Underwriters may carry out these transactions on the TSX or the NYSE Amex, in the over-the-counter market or otherwise.

From time to time, certain of the Underwriters or their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities described in this prospectus supplement may be made to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the lead Underwriters for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on our behalf, other than offers made by the Underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the Underwriters, is authorized to make any further offer of the common stock on behalf of us or the Underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement nor any other offering material relating to the securities offered hereby has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common stock offered hereby has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common stock may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

COMMON STOCK MARKET DATA

Our common stock is listed on the NYSE Amex and the TSX under the symbol “ANV.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as reported on the NYSE Amex and TSX.

	NYSE Amex (formerly American Stock Exchange)		Toronto Stock Exchange (Cdn$)
	High	Low	High	Low
2009 1st Quarter	5.98	3.60	7.55	4.28
2nd Quarter	8.92	5.29	10.15	6.34
3rd Quarter (through August 17, 2009)	9.31	7.27	9.90	8.59
2008 1st Quarter	7.10	6.08	6.90	4.30
2nd Quarter	6.70	4.67	6.90	4.37
3rd Quarter	6.62	3.67	6.79	4.08
4th Quarter	5.77	1.61	6.15	2.06
2007 2nd Quarter (commencing May 10, 2007)	6.06	4.00	6.50	4.20
3rd Quarter	6.15	3.80	6.39	4.09
4th Quarter	9.85	4.84	8.80	4.85

DESCRIPTION OF SECURITIES

As of the date of this prospectus supplement, our authorized capital stock consists of: (a) 100,000,000 shares of common stock, $0.001 par value; and (b) 10,000,000 shares of undesignated preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of August 17, 2009, there were 61,384,174 shares of common stock issued and outstanding. Our common stock is traded on the NYSE Amex and the TSX under the symbol “ANV.”

Common Stock

The following description summarizes the material terms of our common stock. This summary is, however, subject to the provisions of our certificate of incorporation and bylaws. For greater detail please refer to our certificate of incorporation and bylaws. See “Where You Can Find More Information” in this prospectus supplement.

The holders of our common stock have the following rights, privileges, restrictions and conditions:

(a) right to notice of, to attend and to vote at meetings of stockholders and each share has the right to one vote per share at such meetings;

(b) right to receive dividends as and when declared on the shares subject to the satisfaction of rights of holders of our preferred shares; and

(c) right to receive our remaining property and assets in the event of our liquidation, dissolution or winding-up subject to the satisfaction of rights of holders of our preferred shares.

Directors will be elected by a plurality vote of the shares represented in person or by proxy. Other matters to be voted on by our stockholders must be approved by a majority of the votes cast on the matter by the holders of our common stock represented in person or by proxy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general summary of certain material U.S. federal income tax considerations related to the acquisition, ownership and disposition of our common stock for non-U.S. Holders, as defined below. This summary deals only with persons or entities who purchase and hold our common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers in securities or foreign currencies; regulated investment companies; traders in securities that mark to market; U.S. expatriates or former long-term residents of the U.S.; persons holding common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding our common stock as a result of a constructive sale; persons holding common stock whose functional currency is not the U.S. dollar; or entities that acquire common stock that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships. This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws. Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with aspects of this summary, and its determination may be upheld by a court.

This summary is based on the Code, Treasury regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, U.S. court decisions that are applicable, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Treaty”), in each case, as in effect and available as of the date of this offering. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

A “non-U.S. Holder” means any beneficial owner of our common stock that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes. For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has an election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership holds our common stock, the tax treatment of the partners and the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor.

Prospective purchasers are strongly urged to consult their own tax advisors as to the specific tax consequences of the acquisition, ownership and disposition of our common stock to them under applicable U.S. federal, state, local and foreign laws and the effect of possible changes in such tax laws.

United States federal income tax consequences of the ownership of common stock

Dividends

The gross amount of any distributions paid by Allied Nevada to its shareholders with respect to our common stock will be treated first as dividends to the extent that Allied Nevada has current or accumulated earnings and profits (determined under U.S. federal income tax principles), then by the shareholder as return of capital to the extent of the shareholder’s adjusted basis for its common stock and thereafter as gain from sale or exchange of the shareholder’s common stock. Except to the extent such dividends are effectively connected with the conduct of a trade or business in the United States, any dividends paid to a non-U.S. Holder with respect to our common stock will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or other applicable form). For persons eligible for benefits under the Treaty, the current Treaty rate applicable to dividend income is 15% (reduced to 5% where a corporate recipient owns 10% or more of the paying corporation’s voting stock). If the non-U.S. Holder provides us with a properly executed IRS Form W-8ECI, dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the non-U.S. Holder’s gross income will not be subject to the withholding tax, but instead will be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Exchange of Common Stock

In general, a non-U.S. Holder of our common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such common stock, unless:

•

the gain is effectively connected with a U.S. trade or business carried on by the non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of common stock; provided, that as long as our common stock is regularly traded on an established securities market as described in the Treasury regulations (the “Regularly Traded Condition”), a non-U.S. Holder would not be subject to taxation under this rule if the non-U.S. Holder has not owned (taking into account certain attribution rules) more than 5% of our common stock at any time during such 5-year or shorter period.

Generally, with respect to the third bullet point, a “USRPHC” is defined as a domestic corporation in which the fair market value of the U.S. real property interests (“USRPI”) owned by such corporation equals or exceeds fifty percent of the sum of the fair market values of (a) the USRPIs owned by such corporation, (b) the foreign real estate owned by such corporation, and (c) the other trade or business used or held by such corporation. A “USRPI” is defined broadly as any interest, other than solely as a creditor, in either (a) real property located in the U.S. or (b) a corporation that meets the definition of a USRPHC. We believe that we are currently, have been during one or more of the past 5 years and may be in one or more future years, a USRPHC for U.S. federal income tax purposes. There can be no assurance that the common stock will meet the Regularly Traded Condition at the time a non-U.S. Holder purchases common stock or sells, exchanges or otherwise disposes of such common stock. If we are a USRPHC, a non-U.S. Holder will be taxed as if the gain or loss were effectively connected with the conduct of a U.S. trade or business, taxable under regular graduated U.S. federal income tax rates in the event that a) it owns more than 5% of our common stock at any time during the relevant period or b) the Regulatory Traded Condition is not satisfied during the relevant period. Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC.

If a non-U.S. Holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale or other taxable disposition of our common stock under regular graduated U.S. federal income tax rates. If a non-U.S. Holder is a foreign corporation described in the first bullet point above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. If a non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of our common stock even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the non-U.S. Holder’s U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. Holders the amount of dividends paid on our common stock to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. Holder will not be subject to backup withholding (currently at a rate of 28%) with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the non-U.S. Holder provides its name and address and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the instrument on behalf of the non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon on our behalf by Dorsey & Whitney LLP, with respect to matters of United States law, and Cassels Brock and Blackwell LLP, with respect to matters of Canadian law, and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom, LLP with respect to matters of United States law, and Wildeboer Dellelce LLP, with respect to matters of Canadian law.

EXPERTS

Our financial statements for the fiscal year ended December 31, 2008 have been incorporated by reference herein and in the registration statement and have been so included in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vista Gold Corp.—Nevada exploration properties for the fiscal year ended December 31, 2006 have been incorporated by reference herein and in the registration statement and have been so included in reliance on the report of PricewaterhouseCoopers LLP, Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

Much of the technical information with respect to the Hycroft Mine and our other properties included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is derived from the reports of Scott E. Wilson Consulting, Inc. and has been included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference upon the authority of that company as an expert with respect to the matters covered by the report.

TRANSFER AGENTS AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company at its principal office of Denver, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also inspect the documents described herein at our principal executive offices, 9600 Prototype Court, Reno, NV 89521, during normal business hours.

In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces and territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym “SEDAR,” the Canadian equivalent to the SEC’s Edgar system.

Information about us is also available at our website at http://www.alliednevada.com. However, the information in our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and information that we file subsequently with the SEC will automatically update and supersede this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the filing of this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 16, 2009 and amended on April 14, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 as filed on May 11, 2009 (amended filing filed on July 17, 2009) and August 7, 2009, respectively;

•

The description of our common stock contained in our Registration Statement on Form 10 filed on January 12, 2007, including any amendments or reports filed for the purpose of updating such description;

•	Our Definitive Proxy Statement filed on May 15, 2009; and

•	Our Current Reports on Form 8-K filed on January 12, 2009, February 3, 2009, March 19, 2009, April 2, 2009, April 3, 2009, June 1, 2009, and both reports filed on August 17, 2009.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests should be directed to:

Allied Nevada Gold Corp.

9600 Prototype Court

Reno, NV 89521

(775) 358-4455

Any statement contained in this prospectus supplement, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any document incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact that is required to be stated, or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

ALLIED NEVADA GOLD CORP.

Common Stock

PROSPECTUS

The date of this prospectus supplement is August 18, 2009

PROSPECTUS

$150,000,000

Common Stock

Warrants

Debt Securities

Guarantees of Debt Securities

We may offer to sell, from time to time in one or more offerings:

•	common stock;

•	warrants;

•	senior or subordinated debt securities; and

•	senior or subordinated unsecured guarantees of debt securities.

We may offer any combination of these securities in one or more offerings up to an aggregate offering price of $150,000,000, on terms to be determined at the time of sale. Certain of our subsidiaries may guarantee the securities we issue. We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell shares of our securities, we will provide a supplement to this prospectus that contains specific information about the offering, including initial offering price to the public. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

Our common stock is quoted on the NYSE Amex LLC and on the Toronto Stock Exchange under the symbol “ANV.” On June 25, 2009 the last reported sale price for our common stock on each exchange was $8.77 and Cdn$10.10 per share, respectively.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $150,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any prospectus supplement, the terms “we,” “us,” “our,” “Allied” and “the Company” refer to Allied Nevada Gold Corp, a Delaware corporation, and its subsidiaries (unless the context indicates another meaning).

PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should carefully read the more detailed information contained in this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Summary of Our Business

Allied Nevada is a gold mining company that operates the Hycroft Mine and has a large number of prospective exploration claims in the State of Nevada. We believe, based on our current life of mine plans, that the Hycroft Mine is expected to reach normal annualized production rates of approximately 90,000 ounces of gold per year by the middle of 2009. These plans indicate that the Hycroft Mine should produce gold from the proven and probable ore reserves at these rates for approximately seven years. At the Hycroft Mine, we will focus our exploration efforts on identifying additional oxide ore reserves that can extend the mine life and to continue to assess the economic potential of the sulfide mineralization that has been identified. In addition to the Hycroft Mine, we have six properties which have reported other mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties. Allied Nevada Gold Corp. was incorporated under the laws of Delaware on September 14, 2006. Until May 10, 2007 we were a wholly-owned subsidiary of Vista Gold Corp. (“Vista”), a corporation incorporated under the laws of the Yukon Territory, Canada.

We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets, along with cash, and the transfer to us by Carl Pescio and Janet Pescio, (together, the “Pescios”) of their interests in certain Nevada mining properties and related assets. These transfers to us were made in exchange for shares of our common stock and cash, under the terms of an Arrangement and Merger Agreement (“Arrangement Agreement”) that we entered into with Vista and the Pescios on September 22, 2006, as amended.

Before the Arrangement Agreement transactions were completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista.

Pursuant to the terms of the Arrangement Agreement, the parties completed a transaction that resulted in Vista’s transfer of the Vista Nevada Assets to Allied Nevada along with cash, and the Pescios’ transfer to Allied Nevada of the Pescio Nevada Assets, all pursuant to the provisions of the Business Corporations Act (Yukon Territory). Allied Nevada issued 38,933,055 shares of common stock as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets and 26,933,055 were issued to Vista in accordance with the Arrangement Agreement. In addition to the stock consideration, Allied Nevada paid the Pescios $15 million for the acquisition of the Pescio Nevada Assets. The new common shares of Allied Nevada common stock began trading on May 10, 2007, on the American Stock Exchange, which is now known as the NYSE Amex LLC (“NYSE Amex”), and the Toronto Stock Exchange.

In September 2007, the Board of Directors approved the re-opening of the Hycroft Mine (“Hycroft Development Program”). The Hycroft Development Program involved re-opening the Hycroft Open Pit Mine which had been placed on a care and maintenance program, due to low gold prices, since 1998. The first gold pour at the Hycroft Mine occurred on December 7, 2008. We officially reopened the Hycroft Mine on June, 17, 2009. Hycroft completed its second full quarter of mining operations on March 31, 2009.

Our executive offices are located at 9600 Prototype Court, Reno, NV 89521 and our phone number is (775) 358-4455.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained or incorporated by reference in this prospectus before deciding to invest or to continue holding your investment in our common stock. The risks described below are not the only ones facing us or otherwise associated with an investment in our common stock. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading “Risk Factors” that could cause differences between actual and planned or expected results, and we have included these material risk factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment. See “Forward-Looking Statements” below.

Risks Relating to Our Company

We are at an early stage of production and have minimal operating history as an independent company. Our future revenues and profits are uncertain.

We are a production-stage venture with minimal operating history as an independent company. We were incorporated in September 2006 and commenced operations in May 2007 with properties and other mineral assets formerly held by Vista and the Pescios. None of these properties is currently producing gold in commercial quantities and there can be no assurance that these properties, or others that may be acquired by us in the future, will produce gold in commercial quantities or otherwise generate operating earnings. Although our properties include the Hycroft Mine, operations at the Hycroft Mine were suspended in December 1998, and the site was placed on a care and maintenance program. Our Board of Directors approved the reactivation of the Hycroft Open Pit Mine in September 2007 and we are now in the start-up phase of operations. Even though mining activities at the Hycroft Mine have re-commenced or if development activity on other properties is commenced, we may continue to incur losses beyond the period of commencement of such activity. There is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. If we are unable to generate revenues or profits, investors might not be able to realize returns on their investment in our common stock or keep from losing their investment. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The reactivation of the Hycroft Open Pit Mine is subject to risks including delays in completion and we may be unable to achieve anticipated production volume or manage cost increases.

Completion of the reactivation of the Hycroft Mine is subject to various factors, including the availability and performance of our engineering and construction contractors, suppliers and consultants and receipt and maintenance of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend to receive or maintain required governmental approvals, could delay or prevent the reactivation of the Hycroft Mine as currently planned. There can be no assurance:

•	that amount of funds we raised in April 2008 will be sufficient to finance development activities and Company operations through the start-up phase;

•	whether the resulting operations will achieve the anticipated production volume; or

•	that the reactivation costs and ongoing operating costs associated with the development of the Hycroft Mine will not be higher than anticipated.

Although most of our executive management team has experience in developing and operating mines, Allied Nevada, as a newly-formed independent company, has never developed or operated a mine or managed a significant mine development project. We cannot assure you that the reactivation of the Hycroft Mine will be completed at the cost and on the schedule predicted, or that gold grades and recoveries, production rates or anticipated capital or operating costs will be achieved.

Although we believe that we have obtained sufficient funds to complete the reactivation of the Hycroft Mine, we cannot provide assurance of this. Furthermore, if the actual cost to complete the project is significantly higher than currently expected, there can be no assurance that we will have sufficient funds to cover these costs or that we will be able to obtain alternative sources of financing to cover these costs. Unexpected cost increases, reduced gold prices or the failure to obtain necessary additional financing on acceptable terms to complete the reactivation of the Hycroft Mine on a timely basis, or to achieve anticipated production capacity, could have a material adverse effect on our future results of operations, financial condition and cash flows.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may be lower than our production estimates.

Each of these factors also applies to future development properties not yet in production and to the Hycroft Mine. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

We cannot be certain that our acquisition, exploration and evaluation activities will be commercially successful.

Although we have recently commenced activities in connection with our reactivation of the Hycroft Mine, we currently have no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot provide assurance that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. Whether income will result from the Hycroft Mine depends on the successful re-establishment of mining operations. Factors including costs, actual mineralization, consistency and reliability of ore grades and commodity prices affect successful project development. The reactivation and efficient operation of processing facilities, the existence of competent operational management and prudent financial administration, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development which, in turn, could have a material adverse effect on our future results of operations.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Our principal assets are gold reserves and mineralized material. We intend to attempt to acquire additional properties containing gold reserves and mineralized material. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control, including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, that we could elect not to insure Allied Nevada against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our development properties will require significant capital investment to achieve commercial production. We may have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available to us, we may have to substantially reduce or cease operations.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. This, in turn, may adversely affect our financial condition and our future results of operations. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully attract and retain qualified employees, our exploration and development programs may be slowed down or suspended. In addition, we compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We will depend on outside sources to place our mineral deposit properties into production.

Our ability to place our properties into production will be dependent upon using the services of appropriately experienced personnel or contractors and purchasing additional equipment, or entering into agreements with other major resource companies that can provide such expertise or equipment. There can be no assurance that we will have available to us the necessary expertise or equipment when and if we place our mineral deposit properties into production. If we are unable to successfully retain such expertise and equipment, our development and growth could be significantly curtailed.

Our operations are subject to numerous governmental permits which are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our operations, including operation and expansion of the Hycroft Mine. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings by Allied Nevada. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control including the interpretation of applicable requirements implemented by the permitting authority. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation or permits and other penalties. There can be no assurance that we have been or will at all times be in full compliance with all such laws and regulations and with our environmental and health and safety permits or that we have all required permits. The costs and delays associated with compliance with these laws, regulations and permits and with the permitting process could stop us from proceeding with the operation or development of the Hycroft Mine or increase the costs of development or production and may materially adversely affect our business, results of operations or financial condition.

Our exploration and development operations are subject to environmental regulations, which could result in the incurrence of additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We will be subject to environmental regulations with respect to our properties in Nevada, under applicable federal and state laws and regulations. Production at our Hycroft mine involves the use of sodium cyanide which is a toxic material. Should sodium cyanide leak or otherwise be discharged from the containment system then Allied may become subject to liability for cleanup work that may not be insured. While appropriate steps will be taken to prevent discharges of pollutants into the ground water and the environment, Allied Nevada may become subject to liability for hazards that it may not be insured against.

Our properties in Nevada occupy private and public lands. The public lands include unpatented mining claims on lands administered by the BLM Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

U.S. Federal Laws

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA) imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. The groups who could be found liable include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our properties.

Nevada Laws

At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft Mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

Legislation has been proposed that would significantly affect the mining industry.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Increased costs could affect our financial condition.

We anticipate that costs at the Hycroft Mine, as well as other properties that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

The global financial crisis may have impacts on our business and financial condition that we currently cannot predict.

The continued credit crisis and related instability in the global financial system has had, and may continue to have, an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. The credit crisis could have an impact on any potential lenders or on our customers, causing them to fail to meet their obligations to us.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the domestic capital markets and the economy generally. The stress experienced by domestic capital markets that began in the second half of 2007 has continued and substantially increased during the third quarter of 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil and gas prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a possible recession. In addition, the fixed-income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions.

Initially, the concerns on the part of market participants were focused on the subprime segment of the mortgage-backed securities market. However, these concerns have since expanded to include a broad range of mortgage-and asset-backed and other fixed income securities, including those rated investment grade, the U.S. and international credit and interbank money markets generally, and a wide range of financial institutions and markets, asset classes and sectors. As a result, capital markets have experienced decreased liquidity, increased price volatility, credit downgrade events, and increased probabilities of default. These events and the continuing market upheavals may have an adverse effect on us because our liquidity and ability to fund our capital expenditures is dependent in part upon our access to the public capital markets. In addition, in the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

Factors such as business investment, government spending, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, ultimately, the profitability of our business. In an economic downturn characterized by higher unemployment, lower corporate earnings and lower business investment, our operations could be negatively impacted. Purchasers of our gold production may delay or be unable to make timely payments to us. Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition. The current mortgage crisis has also raised the possibility of future legislative and regulatory actions in addition to the recent enactment of the Emergency Economic Stabilization Act of 2008 (the “EESA”) that could further impact our business. We cannot predict whether or when such actions may occur, or what impact, if any, such actions could have on our business, results of operations and financial condition.

There can be no assurance that actions of the U.S. Government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, President Bush signed the EESA into law. Pursuant to the EESA, the U.S. Treasury has the authority to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets. The Federal Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. There can be no assurance as to what impact such actions will have on the financial markets, including the extreme levels of volatility currently being experienced. Such continued volatility could materially and adversely affect our business, financial condition and results of operations, or the trading price of our common stock.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

We are dependent on third parties that are responsible for exploration and development on some of our properties.

Our success may be dependent on the efforts and expertise of third parties with whom we have contracted. A number of the properties in which Allied Nevada holds interests are subject to third party contracts. Third parties are responsible for exploration and discovery with respect to certain of Allied Nevada’s mineral properties and related assets. Such third parties are not under Allied Nevada’s control or direction. We are dependent on such third parties for accurate information with respect to our mining properties and related assets and the progress and development of such properties and assets. The third parties control the time of exploration and, if warranted, the development of certain of Allied Nevada’s mining properties and related assets. A third party may be in default of its agreement with Allied Nevada, without our knowledge, which may put the property and related assets at risk.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to establish and develop our business.

Our development in the future will be highly dependent on the efforts of key management employees, namely, Robert Buchan, our Executive Chairman, Scott Caldwell, our President and Chief Executive Officer, Hal Kirby, our Vice President and Chief Financial Officer, Mike Doyle, our Vice President of Technical Services, and other key employees that we hire in the future. Although we have entered into employment agreements with key employees as determined by Allied Nevada, we do not have and currently have no plans to obtain key man insurance with respect to any of our key employees. As well, we will need to recruit and retain other qualified managerial and technical employees to build and maintain our operations. If we are unable to successfully recruit and retain such persons, our development and growth could be significantly curtailed.

Our lack of operating experience may cause us difficulty in managing our growth.

We commenced operations on May 10, 2007 as an independent entity and are establishing operating procedures for evaluating, acquiring and developing properties, and negotiating, establishing and maintaining strategic relationships. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

There may be challenges to our title to our mineral properties.

Our U.S. mineral properties consist of private mineral rights, leases covering state and private lands, leases of patented mining claims, and unpatented mining claims. Many of our mining properties in the U.S. are unpatented mining claims to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We also are allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. We remain at risk that the mining claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing exploration and development programs.

Our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval, which could delay or prevent a change in corporate control or result in the entrenchment of management or the board of directors, possibly conflicting with the interests of our other stockholders.

Carl and Janet Pescio own approximately 12.14% of the issued and outstanding shares of Allied Nevada. In addition to being a major stockholder, Mr. Pescio is a director of Allied Nevada. Because of the Pescios’ major shareholding and Mr. Pescio’s position on the Allied Nevada Board, the Pescios could exert significant influence in determining the outcome of corporate actions requiring stockholder approval and otherwise control our business. This control could have the effect of delaying or preventing a change in control of us or entrenching our management or the board of directors, which could conflict with the interests of our other stockholders and, consequently, could adversely affect the market price of our common stock.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies, or may be involved in related pursuits that could present conflicts of interest with their roles at Allied Nevada. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.

Risks Relating to Our Common Stock

Our common stock has limited trading history and the market price of our shares may fluctuate widely.

Our common stock began trading in May 2007 and there can be no assurance that an active trading market for Allied Nevada common stock will be sustained in the future. We cannot predict the prices at which Allied Nevada common stock may trade. The market price of the common stock may fluctuate widely, depending upon many factors, some of which may be beyond the control of Allied Nevada including, but not limited to, fluctuations in the price of gold; announcements by us or competitors of significant acquisitions or dispositions; and overall market fluctuations and general economic conditions. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Investors may be unable to accurately value our common stock.

Investors often value companies based on the stock prices and results of operations of other comparable companies. Currently, we do not believe another public gold exploration company exists that is directly comparable to our size and scale. Further, the Pescios’ assets had previously been privately held. Prospective investors, therefore, have limited historical information about certain of the properties held by Allied Nevada upon which to base an evaluation of Allied Nevada’s performance and prospects and an investment in our common stock. As such, investors may find it difficult to accurately value our common stock.

Future sales of our common stock in the public or private markets could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of June 16, 2009, 60,115,766 shares of our common stock were outstanding. We cannot predict the effect, if any, that future sales of our common stock, or the availability of our shares for future sale, will have on the trading price of our common stock.

Allied Nevada may be considered a “foreign investment entity” which may have adverse Canadian tax consequences for its Canadian investors.

Bill C-10 which received second reading in the Canadian Senate on December 4, 2007, contains provisions that relate to the income tax treatment of investments by Canadian residents in non-resident entities that constitute “foreign investment entities” (“FIEs”) applicable for taxation years commencing after 2006 (the “FIE Proposals”). Bill C-10 died as a result of the Prorogation of the Canadian Parliament on December 4, 2008. Accordingly, Bill C-10 will need to be reintroduced as a new bill in the Canadian House of Commons which is expected to occur during the next session of the Canadian House of Commons. The FIE Proposals are exceedingly complex and their application is not clear in certain circumstances. In general terms, the FIE Proposals would apply to require a holder that holds a “participating interest” (that is not an “exempt interest”) in a FIE to include in income for each taxation year an amount of income or gains computed in accordance with the FIE Proposals, regardless of whether the holder actually receives any income or realizes any gains. For purposes of the FIE Proposals, the Allied Nevada shares would constitute a “participating interest” in the Company.

If the Company is a FIE, a holder of an Allied Nevada share, unless the share is an “exempt interest” to such holder, would be required to include in income for that year an amount determined, in general terms, by applying a prescribed interest rate to the holder’s “designated cost” of the Allied Nevada share at the end of each month ending in the holder’s taxation year, unless the holder makes a valid election to use either the “mark-to-market” method or the “accrual” method. In certain limited circumstances, where a holder of Allied Nevada shares makes a valid election to use the “market-to-market” method, such holder will be required to include in income for that year any gains or losses accrued on the Allied Nevada shares for the year. Where a holder of Allied Nevada shares makes a valid election to use the “accrual” method, such holder will be required to include in income for that year the holder’s proportionate share of Allied Nevada’s income (or loss) for the year calculated using Canadian tax rules. The holder must include in income the amount so determined notwithstanding that the holder may not have received any corresponding cash distribution from the Company. A prospective holder of Allied Nevada shares should consult their own tax advisors with respect to the tax consequences of the FIE Proposals to such holder. To the extent that changes are made to the specific legislation finally implementing the FIE Proposals such changes could result in the Canadian federal income tax considerations described herein being materially different in certain respects.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our Board of Directors retains the discretion to change this policy.

Risks Relating to our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient. Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of any existing and future secured creditors.

Holders of our secured indebtedness will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and in press releases and public statements by our officers or representatives, that address activities, events or developments that management of Allied Nevada expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths, expansion and growth of our business, plans for reactivation of the Hycroft Mine including anticipated scheduling and production estimates, as well as estimated capital and other costs, technical risks associated with the Hycroft reactivation project, the availability of outside contractors, results of exploration drilling programs at Hycroft, current estimates of gold oxide mineralized material, potential for upgrading and expanding oxide gold mineralized material and extension of life of the oxide project, results of evaluation of underlying sulfide mineralization at Hycroft, future gold prices, availability and timing of capital, anticipated cash flows, estimated completion dates, estimated exploration expenditures, operations, proven or probable reserves, mineralized material, current working capital, and cash operating costs. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “target”, “budget”, “may”, “schedule” and similar words or expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•	Business-related risks including:

•	Risks related to our limited operating history;

•	Risks relating to the reactivation and operation of the Hycroft Mine including:

•	uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	risks of shortages of equipment or supplies; and

•	risks of inability to achieve anticipated production volume or manage cost increases;

•	Risks that our acquisition, exploration and evaluation activities will not be commercially successful;

•	Risks relating to fluctuations in the price of gold;

•	The inherently hazardous nature of mining activities;

•	Uncertainties concerning estimates of reserves and mineralized material;

•	Uncertainty of being able to raise additional capital on favorable terms or at all;

•	Risks relating to intense competition within the mining industry;

•	Our dependence on outside sources to place mineral properties into production;

•	Potential effects on our operations of U.S. federal and state governmental regulation, including environmental regulation and permitting requirements;

•	Risks of significant cost increases;

•	Uncertainties concerning availability of equipment and supplies;

•	Risks relating to our dependence on third parties that are responsible for exploration and development on some of our properties;

•	Risks that we may lose key personnel or fail to attract and retain personnel;

•	Risks that we may experience difficulty in managing our growth;

•	Potential challenges to title in our mineral properties;

•	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval; and

•	Risks related to the heap leaching process, including but not limited to gold recovery rates, gold extraction rates, and the grades of ore placed on our leach pads.

•	Risks related to our common stock, including:

•	Potential volatility in the trading price and volume of our common stock;

•	Risks inherent in accurately valuing our common stock; and

•	Potential adverse effect of future sales of our common stock on the trading price of our common stock.

For a more detailed discussion of such risks and other important factors that could cause actual result to differ materially from those in such forward-looking statements, please see those factors discussed in this prospectus and other filings with the SEC. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that our forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “dollars” or “$” are to United States dollars and all references to “Cdn$” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the noon buying rate for Canadian dollars for the Bank of Canada on the applicable date.

CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MINERAL RESOURCES

This Prospectus uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources.” We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

This Prospectus uses the term “Inferred Mineral Resources.” We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated.

Statement of Computation of Ratio of Earnings to Fixed Charges

	Fiscal the Year Ended December 31,					Three Months Ended March 31, 2009
	2004	2005	2006	2007	2008
			(in thousands)
Earnings:
Net loss	$(2,803)	$(2,286)	$(2,465)	$(11,265)	$(79,641)	$(7,580)
Add: Fixed charges	3	2	3	11	1,877	48

Earnings as defined	(2,800)	(2,284)	(2,462)	(11,254)	(77,764)	(7,532)

Fixed charges—Interest expense	3	2	3	11	1,877	48

Ratio of earnings to fixed charges (1)	—	—	—	—	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense. Earnings were insufficient to cover fixed charges by $2.8 million in 2004, $2.3 million in 2005, $2.5 million in 2006, $11.3 million in 2007, $77.8 million in 2008 and $7.5 million in the three-month period ended March 31, 2009.

DIVIDEND POLICY

We have never paid dividends. While any future dividends will be determined by our directors after consideration of our earnings, financial condition, and other relevant factors, it is currently expected that available cash resources will be utilized in connection with the ongoing acquisition, exploration and evaluation programs and development projects of Allied Nevada.

USE OF PROCEEDS

Except as may be described in any prospectus supplement, we will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, which may include providing working capital or funding capital expenditures.

We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. We may distribute the securities from time to time in one or more transactions:

•	at fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering, including the following information:

•	the names of any underwriters or agents;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of (a) 100,000,000 shares of common stock, $0.001 par value; and (b) 10,000,000 shares of undesignated preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of June 16, 2009, there were approximately 60,115,766 shares of common stock issued and outstanding. Our common stock is traded on the NYSE Amex and the Toronto Stock Exchange under the symbol “ANV”.

The following description summarizes the material terms of our common stock. This summary is, however, subject to the provisions of our certificate of incorporation and bylaws. For greater detail please refer to our certificate of incorporation and bylaws.

Common Stock

The holders of Allied Nevada common stock have the following rights, privileges, restrictions and conditions:

(a) right to notice of, to attend and to vote at meetings of Allied Nevada Shareholders and each Allied Nevada Share has the right to one vote per Allied Nevada Share;

(b) right to receive dividends as and when declared on the Allied Nevada Shares subject to the satisfaction of rights of holders of preferred shares of Allied Nevada; and

(c) right to receive the remaining property and assets of Allied Nevada in the event of liquidation, dissolution or winding-up of Allied Nevada subject to the satisfaction of rights of holders of preferred shares of Allied Nevada.

Directors will be elected by a plurality vote of the shares represented in person or by proxy. Other matters to be voted on by our stockholders must be approved by a majority of the votes cast on the matter by the holders of our common stock represented in person or by proxy.

DESCRIPTION OF WARRANTS

Presently Outstanding Warrants

We have 1,171,981 warrants for the purchase of common stock outstanding as of June 16, 2009. Each of our outstanding warrants is exercisable for one share of common stock at an exercise price of Cdn$5.75 per share, subject to any adjustments made pursuant to the warrant agreements. Our outstanding warrants will expire on July 16, 2009.

General

We may issue warrants for the purchase of our debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Allied Nevada.

DESCRIPTION OF DEBT SECURITIES

We will issue our debt securities under an indenture among us, as issuer, the Trustee and any Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and any Subsidiary Guarantors, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to “we,” “our” or “us” are to Allied Nevada Gold Corp. and not to any of its subsidiaries.

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of any Subsidiary Guarantors, if any, that guarantee that series; and

•	may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any conversion or exchange provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by any Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify any Subsidiary Guarantors and will describe the terms of any guarantee by any Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•

upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

If a series of debt securities is guaranteed by any Subsidiary Guarantors and is designated as subordinate to our senior indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the senior indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our senior indebtedness. See “Description of Debt Securities—Subordination.”

Covenants

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•

for as long as we are required to file information with the SEC pursuant the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

•	if the series of debt securities is guaranteed by the Subsidiary Guarantors:

•	any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by any Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and any Subsidiary Guarantors are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantors have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to any series of the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

•	secure any series of the debt securities or any related guarantee;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights under the Indenture of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of any new series of debt securities.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture; except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	to maintain a registrar and paying agent in respect of the debt securities of that series.

If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

•	the guarantee provision described under “Events of Default” above with respect to that series of debt securities.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor, if any) or sixth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantors) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, of a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors’ assets, to creditors:

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•

repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $50 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the NYSE Euronext and the Financial Industry Regulatory Authority. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any Subsidiary Guarantors, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any Subsidiary Guarantors, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any Subsidiary Guarantors or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the common stock offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2008 have been incorporated by reference herein and in the registration statement and have been so included in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vista Gold Corp.—Nevada exploration properties for the year ended December 31, 2006 have been incorporated by reference herein and in the registration statement and have been so included in reliance on the report of PricewaterhouseCoopers LLP, Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the Hycroft Mine and our other properties included in this prospectus is derived from the reports of Scott E. Wilson Consulting, Inc. and has been included in this prospectus upon the authority of that company an expert with respect to the matters covered by the report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 16, 2009 and amended on April 14, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 filed on May 11, 2009;

•	Our Registration Statement on Form 10 filed on January 12, 2007, including any amendments or reports filed for the purpose of updating such description; and

•	Our Current Reports on Form 8-K filed on January 12, 2009, February 3, 2009, March 19, 2009, April 2, 2009, April 3, 2009 and June 1, 2009.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Allied Nevada Gold Corp.

9600 Prototype Court

Reno, NV 89521

(775) 358-4455

ALLIED NEVADA GOLD CORP.

Common Stock

Warrants

Debt Securities

and

Guarantees of Debt Securities

PROSPECTUS

The date of this prospectus is August 6, 2009